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                                                                   EXHIBIT 10.45


               AMENDED AND RESTATED MANAGEMENT SERVICES AGREEMENT

         THIS AGREEMENT, dated as of December 17, 1999, between HERTH MANAGEMENT, INC., a North Carolina corporation ("HERTH"), and FRESH FOODS, INC., a North Carolina corporation formerly named "WSMP, INC." (the "Company"),

                              W I T N E S S E T H:

         WHEREAS, HERTH provides management services to the Company pursuant to a Management Services Agreement dated March 31, 1995 (as amended by an Extension Agreement dated August 29, 1997, the "Management Services Agreement"); and

         WHEREAS, the Management Services Agreement is expected to remain in effect until it expires by its terms on March 31, 2002; and

         WHEREAS, the parties desire to amend the Management Services Agreement to modify the services to be provided by HERTH subsequent to recent business unit dispositions by the Company; and

         WHEREAS, to that end, the terms of this Amended and Restated Management Services Agreement have been considered and approved by the Board of Directors of HERTH and by the Sensitive Transactions Committee and the Board of Directors of the Company;

         NOW, THEREFORE, in consideration of the premises, and the mutual covenants contained herein, the parties hereto are agreed as follows:

         1. MANAGEMENT SERVICES. The Company has retained HERTH to provide certain management services to the Company. The nature and extent of the services to be provided by HERTH may vary from time to time as agreed upon by the parties, but shall address the following areas of corporate management:

                  (a) Strategic planning and the direction of strategic initiatives, including the identification and pursuit of mergers, acquisitions, other investment



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                           opportunities (both within and without the Company's
                           industry) and divestitures;

                  (b) Management of the Company's relationships with its investment banks, securities broker-dealers, significant shareholders and noteholders;

                  (c) Management of the Company's relationships with its commercial banks;

                  (d) Management of the Company's relationships with its lawyers and independent accountants;

                  (e) Management of the Company's relationships with its directors, including routine provision of information to the directors and facilitation of meetings of the Board of Directors (and Committees thereof); and

                  (f)      General oversight of the Company's performance.

These services are currently being provided by James C. Richardson, Jr. and David R. Clark, but the parties may add or remove, or substitute, personnel from time to time as they may agree. Notwithstanding any other provision of this Agreement, all corporate powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, its Board of Directors, as required by the North Carolina Business Corporation Act.

         2. TERM. This Agreement shall begin as of April 1, 1996, and shall terminate on March 31, 2002.

         3. COMPENSATION. As compensation for the services rendered hereunder, the Company shall pay HERTH the sum of One Million Five Hundred Thousand Dollars ($1,500,000.00) per annum, payable in four (4) equal installments of Three Hundred Seventy-Five Thousand Dollars ($375,000.00), payable at the beginning of each of the Company's accounting quarters.

         4. STATUS OF HERTH OPERATIONS. HERTH services shall be rendered through HERTH employees or independent contractors, who shall remain the employees or





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agents of HERTH (and shall not be regarded as employees of the Company solely by reason of the provision of services by them pursuant to this Agreement).

         5. EXTENT AND PLACE OF SERVICES. HERTH shall assume and perform such further reasonable responsibilities and duties as may be requested from time to time by the Company. No HERTH employee or agent shall receive any additional compensation for service as a member of the Company's Board of Directors.

         6. TRADE SECRETS. During the terms of this Agreement, HERTH shall have access to all facilities and records of the Company and, through its employees and agents, may acquire information which is privileged to or a trade secret of the Company. HERTH agrees not to disclose such information in a manner which would be harmful to or diminish the competitive stance of the Company and shall bind its agents and employees to the same effect.

         7. FACILITIES. HERTH, its agents and employees shall be furnished by the Company with such offices, equipment and services as may be necessary or useful for the performance of the services enumerated hereunder. Those persons appointed by HERTH to perform services under this Agreement shall be granted sufficient authority as may be reasonably necessary to carry out the duties of HERTH hereunder.

         8. TERMINATION. This Agreement may be terminated by either party upon a substantial breach of the terms hereof by the other party; provided, however, that, prior to such a termination of this Agreement, the party in breach shall be given thirty (30) days written notice of the breach, with the opportunity to cure the breach; and provided, further, that, should the breach not be reasonably curable within thirty (30) days, that the party in breach shall be given an additional reasonable period of time within which to cure the breach. Any money damages



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recoverable by the Company upon any such termination shall be limited to the sum paid to or earned by HERTH hereunder during the period of any such breach.

         9. NOTICES. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if delivered by hand or by registered mail, in either case as follows:

                  If to the Company, then to:

                  Fresh Foods, Inc.
                  361 2nd Street, NW
                  Hickory, North Carolina 28601

                  If to HERTH, then to:

                  HERTH Management, Inc.
                  361 2nd Street, NW
                  Hickory, North Carolina 28601

Either party may, upon written notice to the other party, specify a different address for the giving of notice during or after the term hereof.

         10. WAIVER OF BREACH. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach.

         11. ENTIRE AGREEMENT. This Agreement amends and restates the Management Services Agreement and evidences the entire agreement of the parties. It may not be waived, changed, modified, extended or discharged orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

         12. BINDING EFFECT. This Agreement shall be binding upon the parties hereto, their successors and assigns.


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         13. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina.

         14. SEVERABILITY. If any provision herein shall be declared invalid or unenforceable, then the remainder of this Agreement shall continue in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above indicated.

HERTH MANAGEMENT, INC.

By:   /s/ James C. Richardson, Jr.
   ----------------------------------------
      James C. Richardson, Jr.
      President


FRESH FOODS, INC.


By:   /s/ Pamela M. Witters
   ----------------------------------------
      Pamela M. Witters
      Chief Financial Officer

By:   /s/ William R. McDonald III
   ----------------------------------------
      William R. McDonald III
      Chairman, Sensitive Transactions Committee














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